Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest	457(o)	(1)	(1)	$999,000,000(2)	0.00015310	$152,946.90
Fees Previously Paid	Equity	Common Shares of Beneficial Interest	457(o)	–	–	$1,000,000	0.00015310	$153.10(3)
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
Total Offering Amounts						$1,000,000,000		$153,100
Total Fees Previously Paid								$153.10
Total Fee Offsets
Net Fee Due								$152,946.90

(1)	This registration statement relates to an aggregate offering of $1,000,000,000 of common shares of beneficial interest of the Fund.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	The Registrant previously paid $153.10 in connection with the filing of the Registrant’s Registration Statement on Form N-2 (File No. 333-286227) with the Securities and Exchange Commission on March 28, 2025.